Exhibit 8.1

Hunton ANDREWS KURTH LLP File No.: 78081.41

January 6, 2021

Summit Hotel Properties, Inc.

13215 Bee Cave Parkway, Suite B-300

Austin, Texas 78738

Summit Hotel Properties, Inc.

Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Summit Hotel Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (File No. 333-231156) filed with the Securities and Exchange Commission (“SEC”) on May 1, 2019, as amended by the Post-Effective Amendment No. 1 to Form S-3 filed with the SEC on January 6, 2021 (the “Registration Statement”), with respect to the offer and sale, from time to time, of the shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), the shares of preferred stock, $0.01 par value per share, of the Company (the “Preferred Stock”), debt securities of the Company, warrants to acquire Common Stock or Preferred Stock, and units comprising one or more of the preceding securities of the Company, that may be sold from time to time by the Company as set forth in the Registration Statement. You have asked for our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Incorporation filed on June 30, 2010 with the State Department of Assessments and Taxation of the State of Maryland, and the Articles of Amendment and Restatement, as amended and supplemented (the “Amended Articles”);

3.	the First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP, a Delaware limited partnership (the “OP”) and the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment thereto (as amended, the “Operating Partnership Agreement”);

Summit Hotel Properties, Inc.

January 6, 2021

4.	the Limited Liability Company Agreement of Summit JV MR 1, LLC, a Delaware limited liability company (the “JV Master REIT”), dated as of July 31, 2019, the Limited Liability Company Agreement of Silverthorne JV BR 147, LLC, a Delaware limited liability company (the “JV 147 REIT”), dated as of July 31, 2019, the Limited Liability Company Agreement of HG San Fran JV BR 149, LLC, a Delaware limited liability company (the “JV 149 REIT”), dated as of September 6, 2019, the Limited Liability Company Agreement of HG San Jose JV BR 150, LLC, a Delaware limited liability company (the “JV 150 REIT”), dated as of September 6, 2019, the Limited Liability Company Agreement of RI Port River JV BR 151, LLC, a Delaware limited liability company (the “JV 151 REIT”), dated as of September 6, 2019, the Limited Liability Company Agreement of RI Port Hillsboro JV BR 152, LLC, a Delaware limited liability company (the “JV 152 REIT”, and together with JV 147 REIT, JV 149 REIT, JV 150 REIT, and JV 151 REIT, the “Baby REITs”), dated as of September 6, 2019 (collectively, the “JV LLC Agreements”);

5.	the Third Amended and Restated Operating Agreement of Summit Hotel Properties, LLC, a South Dakota limited liability company (the “LLC”), dated as of July 25, 2005;

6.	the Agreement and Plan of Merger, dated as of August 5, 2010, by and between the LLC and the OP; and

7.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during the Company’s, the OP’s, the JV Master REIT’s and each Baby REIT’s taxable year ended December 31, 2020 and future taxable years, the factual representations contained (i) in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “REIT Officer’s Certificate”), (ii) in a certificate, dated the date hereof and executed by a duly appointed officer of the OP (the “OP Officer’s Certificate”), and (iii) in a certificate, dated the date hereof and executed by a duly appointed officer of each of the JV Master REIT and each Baby REIT (the “JV REIT Officer’s Certificate” and together with the REIT Officer’s Certificate and the OP Officer’s Certificate, the “Officer’s Certificates”), will be true for such years;

3.	the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement or the JV LLC Agreements after the date of this opinion that would affect the Company’s, the JV Master REIT’s, or any Baby REIT’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and

Summit Hotel Properties, Inc.

January 6, 2021

4.	no action will be taken by the Company, the OP, the JV Master REIT, or any Baby REIT after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such factual representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the factual representations set forth in the Officer’s Certificates, and the factual matters discussed in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)       the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2016 through December 31, 2019, and the Company’s organization and current and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 2020 and thereafter; and

(b)       the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s, the OP’s, the JV Master REIT’s, or any Baby REIT’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

Summit Hotel Properties, Inc.

January 6, 2021

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. Except as described in the paragraph below, this opinion letter is solely for the information and use of the addressees, and it speaks only as of the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP